Exhibit 6.1

OIL & GAS LEASE

THIS AGREEMENT made this 6th day of June 2000, between WESTLAND DEVELOPMENT CO., INC., a New Mexico Corporation, whose address is 401 Coors Blvd., N.W., Albuquerque, NM 87121, herein called Lessor (whether one or more), and SUNVALLEY ENERGY CORPORATION, a New Mexico Corporation, whose address is P.O. Box 1000, Roswell, NM 88202-1000, herein called Lessee:

1. Lessor, in consideration of TEN AND NO/100th DOLLARS in hand paid, receipt of which is hereby acknowledged, and of the royalties herein provided and of the agreements of the Lessee herein contained, hereby grants, leases and lets exclusively unto Lessee for the purpose of investigating, exploring, prospecting, drilling and operating for and producing oil and gas, injecting gas, waters, and other fluids, and air into subsurface strata, laying pipelines, storing oil, building tanks, roadways, telephone lines, and other structures and things thereon to produce, save, take care of, treat, process, store and transport said minerals, the following described land in Bernalillo County, New Mexico to wit:

See Exhibit “A” attached hereto and made a part hereof

This Lease also covers and includes all land owned or claimed by Lessor adjacent or contiguous to the land particularly described above, whether the same be in said survey or surveys or in adjacent surveys, although not included within the boundaries of the land particularly described above. For the purpose of calculating the shut-in royalty payments hereinafter provided for, said land is estimated to comprise 6,364.54 acres, whether it actually comprises more or less.

2. Subject to the other provisions herein contained, this Lease shall remain in force for a term of Five (5) years from this date (called “primary term”), and as long thereafter as oil, gas, or other mineral is produced from said land or from land with which said land is pooled.

3. The royalties to be paid by Lessee are: (a) on oil, and other liquid hydrocarbons saved at the well, 1/8th (12.5%) of that produced and saved from said land, same to be delivered at the wells or to the credit of Lessor in the pipeline to which the wells may be connected; (b) on gas, including casinghead gas or other gaseous substances produced from said land and used on or off the premises or used in the manufacture of gasoline or other products, the market value at the well of 1/8th (12.5%) of the gas used, provided that on gas sold on or off the premises, the royalties shall be 1/8th (12.5%) of the net proceeds from such sale or the total used at the average price paid for gas by a third party; (c) and at any time when this Lease is not validated by other provisions hereof and there is a gas and/or condensate well on said land, or land pooled therewith, but gas and/or condensate is not being sold or used and such well is shut-in either before or after production therefrom, then on before 90 days after said well is shut in, and thereafter at annual intervals, Lessee may pay or tender an advance annual shut-in royalty equal to the amount of delay rentals provided for in this Lease for the acreage then held under this Lease by the party making such payment or tender, and so long as said shut-in royalty is paid or tendered, this Lease shall not terminate and it shall be considered under all clauses hereof that gas is being produced from the leased premises in paying quantities. Each such payment shall be paid or tendered to the party or parties who at the time of such payment would be entitled to receive the royalties which would be paid under this Lease if the well in fact were producing or be paid or tendered to the credit of such party or parties in the depository bank and in the manner hereinafter provided for the payment of rentals. The amount realized from the sale of gas on or off the premises shall be the price established by the gas sales contract entered into in good faith by Lessee and gas purchaser for such term and under such conditions as are customary in the industry.

4. If operations for drilling are not commenced on said land or on land pooled herewith on or before one (1) year from this date, this lease shall terminate as to both parties, unless on or before one (1) year from this date Lessee shall pay or tender to the Lessor a rental of $     (See Paragraph 22 of the addendum attached hereto)      which shall cover the privilege of deferring commencement of such operations for a period of twelve (12) months. In like manner and upon like payments or tenders, annually, the commencement of said operations may be further deferred for successive periods of twelve (12) months each during the primary term. Payment or tender may be made to the Lessor or to the credit of the Lessor in the      (See Paragraph 22 of the Addendum attached hereto)      bank at                                     , which bank, or any successor thereof, shall continue to be the agent for the Lessor and Lessor’s heirs and assigns. If such bank (or any successor bank) shall fair, liquidate, or be succeeded by another bank, or for any reason shall fail or refuse to accept rental, Lessee shall not be held in default until thirty (30) days after Lessor shall deliver to Lessee a recordable instrument making provision for another acceptable method of payment or tender, and any depository charge is a liability of the Lessor. The payment or tender of rental may be made by check or draft of Lessee, mailed or delivered to said bank or Lessor, or any Lessor if more than one, on or before the rental paying date. Any timely payment or tender of rental or shut-in royalty which is made in a bonafide attempt to make proper payment, but which is erroneous in whole or in part as to parties, amounts, or depositories shall nevertheless be sufficient to prevent termination of this lease in the same manner as though a proper payment had been made; provided, however, Lessee shall correct such error within thirty (30) days after lease has received written notice thereof by certified mail from Lessor together with such instruments as are necessary to enable Lessee to make proper payment.

5. Lessee is hereby granted the right and power, from time to time, to pool or combine this Lease, the land covered by it or any part with any other land, leases, mineral estate or parts thereof for the production of oil or gas. Units pooled hereunder shall not exceed the standard proration unit fixed by law or by the Oil Conservation Division of the Energy and Minerals Department of the State of New Mexico or by any other lawful authority for the pool or area in which said land is situated, plus a tolerance of ten percent. Lessee shall file written unit designations in the county in which the premises are located and such units may be designated from time to time and either before or after the completion of wells. Drilling operations on or production from any part of any such unit shall be considered for all purposes, except the payment of royalty, as operations conducted upon or production from the land described in this Lease. There shall be allocated to the land covered by this Lease included in any such unit that portion of the total production of pooled minerals from the wells in the unit which the net oil or gas acreage in the land covered by this Lease included in the unit bears to the total number of surface acres in the unit. The production so allocated shall be considered for all purposes, including the payment or delivery of royalty, to be the entire production of pooled minerals from the portion of said land covered hereby and included in said unit in the same manner as though produced from said land under the terms of this Lease. Any pooled unit designated by Lessee, as provided herein, may be dissolved by recording an appropriate instrument in the County where the land is situated at any time after the completion of a dry hole or the cessation of production on said unit.

6. If prior to the discovery of oil or gas hereunder, Lessee should drill and abandon a dry hole or holes hereunder, or if after discovery of oil or gas the production thereof should cease for any cause, this Lease shall not terminate if Lessee commences reworking or additional drilling operations within sixty (60) days thereafter and diligently prosecutes the same. If at the expiration of the primary term, oil or gas is not being produced but Lessee is then engaged in operations for drilling or reworking of any well within the lands identified on Exhibit “A”, this Lease shall remain in force so long as such as such operations are diligently prosecuted with no cessation of more than sixty (60) consecutive days. If during the drilling or reworking of any well under this paragraph, Lessee loses or junks the hole or well and after diligent efforts in good faith is unable to complete said operations then within thirty (30) days after the abandonment of said operations Lessee may commence another well and drill the same with due diligence. If any drilling, additional drilling, or reworking operations hereunder result in production, then this Lease shall remain in full force so long thereafter as oil or gas is produced hereunder.

7. Lessee shall not have free use of oil, gas and water from said land, for operations hereunder. Except as modified by Paragraph 16, Lessee shall have the right at any time during or after the expiration of this Lease to remove all property and fixtures placed by Lessee on said land, including the right to draw and remove all casing. When required by Lessor, Lessee will bury all pipelines on cultivated lands below ordinary plow depths, and not well shall be drilled within one thousand feet (1,000 ft.) of any residence or barn now on said land without Lessor’s consent.

8. The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to their heirs, executors, administrators, successors and assigns; but no change in the ownership of the land or in the ownership of, or rights to receive, royalties or shut-in royalties, however, accomplished shall operate to enlarge the obligations or diminish the rights of Lessee: and no such change or division shall be binding upon Lessee for any purpose until 30 days after Lessee has been furnished by certified mail at Lessee’s principal place of business with acceptable instruments or certified copies thereof constituting the chain of title from the original Lessor. If any such change in ownership occurs through the death of the owner, Lessee may, at its option, pay or tender any royalties or shut-in royalties in the name of the deceased or to his estate or his heirs, executor or administrator until such time as Lessee has been furnished with evidence satisfactory to Lessee as to the persons entitled to such sums. In the event of an assignment of this Lease as to a segregated portion of said land, any rentals payable hereunder shall be apportioned as between the several leasehold owners ratably according to the surface area of each, and default in rental payment by one shall not affect the rights of other leasehold owners hereunder. An assignment of this Lease in whole or in part shall, to the extent of such assignment, relieve and discharge Lessee of any obligations hereunder and, if Lessee or assignee of part or parts hereof shall fail or make default in the payment of the proportionate part of royalty or shut-in royalty due from such Lessee or assignee or fail to comply with any of the provisions of this Lease, such default shall not affect this Lease insofar as it covers a part of said lands upon which Lessee or any assignee thereof shall properly comply or make such payments. Lessee will not assign this Lease, in whole or in part, without the prior written consent of the Lessor, said consent will not be unreasonably withheld.

9. Should Lessee be prevented from complying with any express or implied covenant if this Lease, or from conducting drilling or reworking operations hereunder, or from producing oil or gas hereunder by reason of scarcity of inability to obtain or use equipment or material, or by operation of force majeure, or by any Federal or State law or any order, rule or regulation of governmental authority, then while so prevented, Lessee’s duty shall be suspended, and Lessee shall not be liable for failure to comply therewith; and this Lease shall be extended while and so long as Lessee is prevented by any such cause from conducting drilling or reworking operations or from producing oil or gas hereunder, and the time while Lessee is so presented shall not be counted against Lessee, anything in this Lease to the contrary notwithstanding.

10. Lessor hereby warrants and agrees to defend the title to said land and agrees that Lessee at its option may discharge any tax, mortgage, or other lien upon said land, and in the event Lessee does so it shall be subrogated to such lien with the right to enforce same and to apply rentals and royalties payable hereunder toward satisfying same. Without impairment of Lessee’s rights under the warranty, if this Lease covers a less interest in the oil or gas in all or any part of said land than the entire and undivided fee simple estate (whether Lessor’s interest is herein specified or not) then the royalties, shut-in royalty, rental, and other payments, if any, accruing from any part as to which this Lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this Lease, bears to the whole and undivided fee simple estate therein. Should any one or more of the parties named above as Lessors fail to execute this Lease, it shall nevertheless be binding upon the party or parties executing the same.

11. Lessee, its or his successors, heirs and assigns, shall have the right at any time to surrender this Lease, in whole or in part, to Lessor or his heirs, successors, and assigns by delivering or mailing a release thereof to the Lessor, or by placing a release thereof of record in the county in which said land is situated; thereupon Lessee shall be relieved from all obligations, expressed or implied, of this agreement as to acreage to surrendered, and thereafter the rentals and shut-in royalty payable hereunder shall be reduced in the proportion that the acreage covered hereby is reduced by said release or releases. Executed the day and year above written.

Westland Development Co., Inc.		SunValley Energy Corporation

/s/ Barbara Page		/s/ Phelps Anderson
By:	Barbara Page, President and CEO	By:	Phelps Anderson, President

State of New Mexico	}{
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County of Bernalillo	}{	CORPORATION ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this 6 day of June, 2000 by Barbara Page, President and CEO of Westland Development Co., Inc., a New Mexico corporation on behalf of said corporation.

My Commission Expires 8/5, 2001.	/s/ Linda Blair
Notary Public

[SEAL]

State of New Mexico	}{
}{
County of Chaves	}{	CORPORATION ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this 31 day of May, 2000 by Phelps Anderson, President of SunValley Energy Corporation, a New Mexico corporation on behalf of said corporation.

My Commission Expires 2/10, 2003.	/s/ Detra Reese
Notary Public

ADDENDUM

To Oil & Gas Lease Between Westland Development Co., Inc., as Lessor, and

SunValley Energy Corporation, as Lessee, dated June 6, 2000

12.	Addendum Controlling: The terms and provisions of this Addendum are incorporated into and made a part of the Lease. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Addendum, the terms and provisions of this Addendum shall control.

13.	Notwithstanding the grant herein of “oil, gas and all other minerals,” it is the intention of the parties hereto that such grant shall include only the oil, gas and all other liquified and gaseous hydrocarbons together with other associated products mined or refined as by-products of or in connection with oil and/or gas production.

14.	The “Mother Hubbard” clause contained in Paragraph 1 is for the purpose of including small strips of land contiguous to the land leased herein which are owned by Lessor that may have been inadvertently missed via the attached description and will not permit an unreasonable extension of the lands to be covered by said Lease. To the extent that said strips increase the total leased acreage herein, said acreage amount shall include and add to the total acreage of this Lease for the purpose of the payment of annual delay rental and shut-in royalty.

15.	For the purpose of calculating the delay rental payments hereinafter provided for, said land is estimated to comprise 6,364.54 acres. The delay rental amount shall be adjusted upward or downward if it is determined that the acreage described on Exhibit “A” is determined to be more or less than 6,364.54 net acres. However, said adjustment shall not be retroactive, but shall be applicable from the date of discovery forward. Neither Lessor or Lessee shall be liable to the other for the return or payment of monies attributable to said adjustment.

16.	Water: Lessee shall not use any of Lessor’s existing water rights without Lessor’s written consent. For each and every well drilled on the leased premises by or on behalf of Lessee, Lessee shall note in the drilling log all water-bearing strata and inform Lessor of the same. Lessor shall protect all water bearing strata as provided in New Mexico Oil Conservation Division Rule 106. If any well is nonproductive of oil or gas, Lessor shall have the option to take over said well for the purpose of producing water if, by mutual agreement of Lessor and Lessee, said well can safely be used as a water well. Lessor agrees to notify Lessee (via facsimile transmission), within 48 hours of notification by Lessee, that it wishes to take over the well for such purpose. If so notified, Lessee shall plug said well below the water formation and turn the well over to Lessor. Lessor shall pay for the salvage value of any well casing it requests Lessee to leave in the ground. Lessor shall assume all further plugging liability for such wells.

However, notwithstanding the above Lessee may retain ownership or use of any well drilled hereunder which is capable of producing water for the purpose of appropriating water from the leased premises pursuant to New Mexico law, and using such water in connection with any and all of its operations of the leased premises, or land pooled, unitized, or communitized therewith. When and if this Lease terminates, Lessee shall convey all of such water rights to Lessor by quitclaim deed. In the event Lessee finds water and water rights accrue therefrom, said water rights shall accrue to Lessor except that Lessee shall have the use of said water for its operations herein.

17.	Surface Use: As to the leased premises on which Lessor owns the surface estate, the following provisions shall apply:

(a)	Lessee shall use its best efforts to minimize surface use and surface disturbance resulting from its operations. If and when Lessee has production facilities, power stations and/or structures above ground of a permanent nature which are used in connection in the production and/or transmission of oil and/or gas, on the lease premises and said facilities lie and are visible within one-half mile of surface development by Lessor or paved road leading thereto, Lessee agrees that it will enter into good faith negotiations with Lessor in order to determine the best way to camouflage said facilities in a way that is both aesthetically pleasing to Lessor while being economically feasible to Lessee. In the event that the parties cannot come up with a mutually acceptable plan, then said dispute shall be submitted to binding arbitration. The arbitrator shall be a retired Federal or State of New Mexico district or appellate judge mutually agreed to by the parties. Arbitration shall be conducted pursuant to the New Mexico Arbitration Act, except to the extent mutually modified by the parties in writing. The hearing shall be held within forty-five (45) days of the appointment of the arbitrator. The arbitrator may award attorney’s fees to the prevailing party and allocate the costs of arbitration as he sees fit. Discovery shall be conducted as provided by the arbitrator, and his decision may be reduced to judgement as provided in the New Mexico Arbitration Act. No act by either party shall constitute a waiver of this agreement to arbitrate. Nothing herein shall prevent any party from applying to a court of competent jurisdiction for equitable relief in the form of injunction or other equitable remedy. This arbitration clause applies only to this paragraph being the camouflaging of facilities.

(b)

Prior to commencing drilling operations, Lessee shall select a “Drilling Block” comprised of no more than three sections (640 acres each) and shall select a proposed drillsite within the Drilling Block. Lessee shall submit this information, together with a proposed drillsite within the Drilling Block and access road location to Lessor in writing. Lessor shall have 30 days from date of receipt of the proposal to review the drillsite and road access location and respond to same. If Lessee does not receive a written objection within said 30 days, then the drillsite and access road are approved. If Lessor objects to the drillsite and/or access road location, then, within said 30 day period it shall submit to Lessee, in writing, its objection together with its reasons therefore, and shall also propose a new drillsite and/or access road. Lessor’s consent shall not be unreasonably withheld, and a drillsite and access road cannot be prohibited by Lessor. An objection without a statement of reasons and without proposing an alternative location shall not be valid. The new drillsite location and access road shall not be more than 500 feet from the site proposed by Lessee.

In the event Lessee disagrees with the drillsite and/or access road location proposed by Lessor, the parties shall meet within 30 days of Lessor’s objection and mutually agree on a drillsite location and/or access road.

Once a drillsite and/or access road is approved, it shall remain an approved drillsite and access road for the life of the Lease subject to paragraph (17i) herein.

(c)	Lessee shall pay to Lessor a cash sum equal to $3,000 per acre for the number of acres of the leased premises to be utilized by Lessee in connection with the placement of permanent production facilities associated with a well capable of producing oil and/or gas. Lessor shall retain ownership of the surface of said land so used by Lessee. Lessee shall furnish Lessor with a survey plat outlining the acreage utilized in said operations. Permanent production facilities shall include the following items which are constructed by Lessee: compressor station sites, power stations and tank farms.

Lessee agrees to pay Lessor the sum of $5.00 per rod for the following permanent items constructed by Lessee and used in its operations which lie on the leased premises; pipelines, power lines, roads and telephone lines and other items of a similar and permanent nature which would require an easement or right-of-way.

(d)	Lessor shall endeavor to regularly provide Lessee with copies of its surface leases, agreements, current maps or development plans to assist Lessee in choosing placement of its drillsites. Lessor reserves the right to sell, lease or convey all of any part of the surface estate of the leased premises. Lessor also reserves the right to develop the surface of the leased premises by constructing, or causing to be constructed, residential, recreational, commercial, or industrial structures or sites. If said lands lie within a Drilling Block, Lessor shall first obtain the permission of Lessee for said sale or lease which said permission shall not be unreasonably withheld and only with good reason which is documented. In the event Lessor sells, leases or conveys a portion of the leased premises, Lessee shall execute such documents as are reasonably necessary for the sale or lease to occur, except that Lessee shall not be obligated to release all or any portion of the Lease or rights to use the surface for its existing operations and permanent production facilities, roads, power line, telephone lines or pipelines unless Lessor relocates any of Lessor’s permanent facilities, roads, power lines, telephone lines or pipelines, at Lessor’s sole cost, risk, expense and liability for such move or unless mutually agreed to by Lessor and Lessee, nor shall it be obligated to execute any documents for title exceptions having to do with the mineral estate and in the event said sale or lease by Lessor pertains to a tract of land greater than 160 acres, Lessor and Lessee shall mutually agree to a five acre square designated drillsite location and access, with nor more than one drillsite per 80 acres. Said sale or lease of the surface by Lessor subsequent to the date of this oil, gas and mineral lease shall be made subject to this Lease. Lessee and Lessor both hereby agree to work together whereby Lessor can meet its objective of developing the surface in conjunction with Lessee’s objective of developing the mineral estate.

(e)	Lessee shall, to the extent possible or feasible, use existing roadways or rights-of-way for access to its drillsites. Lessee shall not locate a drillsite nearer than 200 feet from an existing or proposed right-of-way for any electric transmission or distribution line, or gas or oil pipeline (except pipelines used in connection with Lessee’s operations).

(f)	Lessee agrees that is shall not locate, place or construct a drillsite location or any production facilities or otherwise have use of the surface of the area lying within 1,500’ either side of the center line of Interstate 40 and that certain roadway known as “Paseo Del Volcan” which lies north and south of Interstate 40, and the east-west roadway known as “Rio Bravo” Road lying south of Interstate 40 without prior written consent or permission of Lessor. However, Lessee shall have reasonable access across and/or from said roadways, subject to local, state and federal rights and regulations, and shall consult with Lessor to establish routes used in its operations so as to minimize the effect of said access.

(g)	Lessee shall not locate a drillsite within 1,000 feet of any house, hotel, office building, or proposed paved roadway or permanent structures of same or similar significance without first obtaining Lessor’s written consent.

(h)	Lessee shall fence all producing well locations.

(i)	Lessor agrees that in the event that any of its proposed development plans should disturb any of Lessee’s existing production facilities, roads, pipelines, power lines, telephone lines and other items of a similar and permanent nature (“items”), Lessor will have the option to move the portion of said production facility and/or “item” which interferes with its development at Lessor’s sole cost, risk, expense and liability to a location that will not prohibit or prevent Lessee from continuing to utilize said production facility and operating its well(s).

(j)	Prior to the commencement of any operation for the drilling of a well on the leased premises, Lessee shall conduct its own environmental assessment of the drillsite area, which includes but is not limited to the taking of photos and random soil samples which will be analyzed by an independent third party in order to establish a baseline as to the contents of the soil. Said analysis will be made available to Lessor. Prior to the abandonment of any drillsite or production facility location on said leased premises, Lessee agrees to perform an environmental assessment of the area which shall include the taking of soil samples and their analysis by an independent third party, said analysis being provided to Lessor. Lessee further agrees that said cleanup and restoration shall conform to all of the applicable Federal, State and local regulations covering and affecting same.

18.	Location of Roads and Pipelines: The procedures and limitations set forth in Paragraph 17 above shall be used to select and approve the location of roads, pipelines, and electric transmission or distribution lines proposed for Lessee’s operations.

Lessee shall bury pipelines, permanent transmissions and permanent telephone lines a minimum of three feet under the surface, shall plainly mark the location of same constructed by or for Lessee and shall regularly submit to Lessor but not less than once a year if there have been any additions or changes thereto, a plat showing the location of all pipelines constructed and/or used by Lessee for its operations.

19.	Compliance with Regulations: Lessee shall comply with all pertinent Federal, State and local statutes and regulations regarding its operations on the leased premises. Lessee shall plug and abandon all wells in accordance with the rules and regulations of the New Mexico Oil Conservation Division, except as modified in Paragraph 16 above.

20.	Surface Restoration: Lessee shall restore and reseed all geophysical exploration sites and/or production facility locations when abandoned to the condition existing immediately prior to commencement of drilling activities, including filling all pits and leveling the location, as would a reasonable and prudent operator; provided that production equipment shall be allowed to remain on the drillsite location for any well capable of production hydrocarbons, in accordance with the terms and provisions of this Lease and Addendum.

21.	Geophysical Exploration: Lessor acknowledges that Lessee, its assigns or its contractee, shall have the exclusive right to conduct geophysical operations on the leased premises. Lessor shall be entitled to compensation, at the normal and customary rates in the area, for use of the surface in connection with such operations.

22.	Rentals: Lessee shall pay directly to Lessor at 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121 the following delay rental amounts which may become due pursuant to the terms and provisions of Paragraph 4 of the attached Oil, and Gas Lease and Paragraph 15 of this Addendum during the primary term of this lease:

(a)	Delay rentals for year’s two and three shall be One Dollar and Fifty Cents ($1.50) per year per net mineral acre, due payable and commencing one year from this date and continuing for the two ensuing rental periods.

(b)	The fourth year’s delay rental shall be Two Dollars Fifty Cents ($2.50) per net mineral acre, due payable and commencing three years from this date and continuing until the next ensuing rental period.

(c)	The fifth and final year’s delay rental shall be Three Dollars ($3.00) per net mineral acre, due payable and commencing four year’s from this date and continuing until the expiration of the primary term.

However, in the event Lessee elects a drilling block, it shall be relieved from paying delay rentals, for said acreage only, for the next ensuing rental period. Nonetheless, if Lessee does not commence the well within 180 days of approval of the well location or drillsite by both Lessor and the New Mexico Oil Conservation Division, Lessee shall pay to Lessor, within 60 days after the expiration of said 180 day period, the rentals which would have been due for said Drilling Block.

23.	Pugh Clause: Subject Paragraph 24 below, drilling or reworking operations on or production of oil and/or gas from a pooled unit established under the provisions of Paragraph 5 of the Lease above shall maintain this Lease in effect only as to that portion of the leased premises (also referred to as said land in the Lease) which is included in such pooled unit. This Lease may be maintained in effect as to the remainder of the leased premises in accordance with the other provisions of this Lease; provided, however, that if such maintenance is by the payment of delay rentals during the primary term of this Lease, then the delay rentals shall be proportionately reduced and payable on a pro-rata acreage basis on only that portion of the leased premised not included in such pooled unit.

24.

Continuous Drilling: At the end of the primary term, this Lease shall remain in full force and effect as to all acreage included in each designated or existing Drilling Block. In order for a three (3) section Drilling Block to be in effect at the end of the primary term, there must be at least one (1) well producing or capable of producing oil and/or gas for its corresponding or associated three (3) section Drilling Block, or operations for the drilling of a corresponding well on a Drilling Block must be commenced. In order to hold or maintain said three (3) section Drilling Block(s) after the end of the primary term, Lessee must: a) be in compliance with the “Continuous Drilling Program” provisions contained herein on a three (3) section Drilling Block; said drilling operations holding the acreage attributable to the associated Drilling Block or b) on Drilling Block(s) in effect, but not in compliance with the Continuous Development Program,

Lessee shall pay a delay rental equal to $5.00 per acre as to the acreage within said Drilling Block(s), but only on the acreage outside the defined “Well Tracts”. Said payment initially becomes due 180 days after the end of the primary term and thereafter on the anniversary date of the Lease. As to any acreage outside the Drilling Block(s) in effect at the end of the primary term, Lessee has the option within thirty (30) days to renew said acreage for $25.00 per acre on a separate oil and gas lease, which provides for a 1/6th (16.6666%) royalty, term of 5 years, initial base rental rate of $5.00 per net acre with a $2.50/acre per year escalation on rentals.

At the later of (i) 180 days following the end of the primary term of this Lease, or (ii) the conclusion of the Continuous Development Program, as defined hereinafter, this Lease shall terminate as to all lands covered by this Lease not included within a Well Tract, as defined hereinafter except as to acreage renewed by Lessee pursuant to this paragraph. A Well Tract shall consist of any area surrounding each well which is capable of producing oil and/or gas containing 40 acres for each well, plus a tolerance of 10% with the Well Tract for each such well being as nearly as practicable in the shape of a square or rectangle surrounding such well. Should, however, the governmental authority having jurisdiction prescribe or permit the creation of drilling or proration units having a larger than the area above specified for Well Tracts, then said Well Tracts shall conform substantially in size with said drilling or proration units prescribed or permitted by governmental regulations. It is understood that should all or any portion of the lands covered by this Lease be pooled or unitized under the provisions of the pooling clause of Paragraph 5 hereof, that land so pooled or unitized shall be considered with the Well Tract of said pooled unit.

This Continuous Development Program, for the purposes of this provision, shall consist of a period during which Lessee conducts operations for the drilling of a well on any Drilling Block, or on land pooled therewith, with no lapse of more than 180 days between the completion or plugging and abandoning of one well and the commencement of operations on the next succeeding well, and with operations for drilling on each well being conducted with no cessation of more than 180 consecutive days and will be hold and perpetuate the acreage only attributable to its associated Drilling Block. For the purposes of this provision, completion of a well shall be deemed to be the date on which Form C-105 report is filed by, Lessee in conformance with the requirements on Rule 1105 (Well Completion or Recompletion Report and Log) of the New Mexico Oil Conservation Division. Commencement of operations shall be deemed to have occurred when Lessee provides Lessor with a drillsite location plat as provided for in Paragraph 16 hereinabove.

Notwithstanding the termination of this Lease as to a portion of the lands covered hereby, Lessee shall nevertheless continue to have the right of ingress to and egress from the lands still subject to this Lease for all purposes provided in this Lease, together with easements and rights-of-way for roads, pipelines and other facilities on, over and across all the lands originally covered by this Lease, for access to and from the lands still subject to this Lease, and for the gathering or transportation of oil and/or gas produced from the retained land so long as in accordance with the terms and provisions of this Lease and addendum.

25.	Access: Lessor shall have freedom and access at all reasonable times at Lessor’s sole risk to inspect the derrick floor of all wells drilled on the leased premises as well as all other operational areas and equipment and structures located thereon. Upon Lessor’s written request, Lessee shall furnish Lessor with a copy of all electrical logs and any other non-interpretive information except geophysical data, regarding any well drilled on the leased premises. All information regarding or pertaining to Lessee’s, exploration of oil and gas provided Lessor by Lessee shall be kept confidential.

26.	Indemnification: Lessee shall indemnify and hold harmless Lessor from any and all actions, claims and damages arising from Lessee’s, it’s employees, agents, representatives, attorneys, invitee’s and contractors activities on and use of Lessor’s land, including without limitation environmental, tort and contract claims. However, Lessee shall not be obligated to indemnify Lessor for the negligent or intentional acts of Lessor, its directors, employees, agents or contractors.

27.	Unitization: Lessee shall have the right to unitize all or any part of the above described lands as to one or more formations or pools thereunder with other lands in the same general area by entering into a unit agreement or plan of development of operation, approved by any governmental authority and, from time to time, with like approval, to modify, change or terminate any such agreement or plan. In such event, the terms, conditions and provisions of this Lease shall be deemed modified to conform to the terms, conditions, and provisions of such approved unit agreement or plan, and this Lease shall not expire during the life of such agreement or plan.

28.	Miscellaneous: Lessee shall be responsible for obtaining appropriate releases or waivers from Public Service Company of New Mexico (PNM), El Paso Electric Co., and Plains Electric Co. regarding their easements burdening the leased premises.

Lessor has made no representation as to net mineral acres owned by it under the land described on Exhibit “A” nor shall the obligations of Lessee be diminished should it be determined that Lessor owns less than 100% of all oil and gas interest under the land described on Exhibit “A”.

This Lease is effective as to those lands under which Lessor owns a mineral estate. Should it be determined through further title examination, surveys, resurveys, or some other notice, finding or determination that the Lessor did not at the date of this Lease own the mineral estate described on some portions of this Lease, then Lessee agrees to file a release in the records of Bernalillo County, New Mexico of that interest which the Lessor did not own. Should it be a matter of an error, or an inaccuracy, or due to the vagueness of any particular legal description covering some of that portion of the lands covered by this Lease, then in such event, the Lessor and the Lessee agree to execute additional instruments as necessary to correct the legal description of that portion of the Lease and to clarify the lands in question.

Signed for identification:

Westland Development Co., Inc.	SunValley Energy Corporation

/s/ Barbara Page	/s/ Phelps Anderson
By: Barbara Page, President and CEO	By: Phelps Anderson, President

Attest:

/s/ Leroy Chavez
By: Leroy Chavez, Vice President, Development

EXHIBIT “A”

Attached to and made a part of that certain Oil & Gas Lease between Westland Development Co., Inc., as Lessor, and SunValley Energy Corporation, as Lessee, dated June 6, 2000.

All of the following lands, except for any lands described below not quieted in that certain Quiet Title Suit No. 8-76-03865, located within the Town of Atrisco Grant, Bernalillo County, New Mexico:

Township 9 North, Range 1 East, N.M.P.M.	Acreage Totals (Estimated)
Section 5: W/2	320.00
Section 6 & 7: That certain tract of land located in Section 6 & 7 of T-9-N, R-1-E containing 201.01 acres, more or less, being bounded now or formerly as follows: North by North line of Section 6; East by East line of Section 6 and; South by South line of Town of Atrisco Grant; and, West by lands of Viola Singletary et al.	201.01

Township 10 North, Range 1 East, N.M.P.M.
Section 3: W/2 of the South part located within the Town of Atrisco Grant.	191.44
Section 4: South part located within the Town of Atrisco Grant.	382.21
Section 5: South part located within the Town of Atrisco Grant	380.88
Section 7: E/2	320.00
Section 8: All	640.00
Section 9: All	640.00
Section 10: W/2	320.00
Section 15: W/2	320.00
Section 16: All	640.00
Section 17: All	640.00
Section 18: E/2	320.00
Section 29: W/2	320.00
Section 30: That certain tract of land located in the East part of Section 30 comprising 215.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Company - Northwest Tract.	215.00
Section 31: That certain tract of land located in the Northeast part of Section 31 comprising 87.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Company - Northwest Tract; and,
that certain tract of land located in the Southeast part of Section 31 comprising 27.00 acres, more or less, as delineated in that certain Plat of
Survey of Westland Development Company - South Tract.	114.00
Section 32: That certain tract of land located in the North part of Section 32 comprising 194.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Company - Northwest Tract; and,
that certain tract of land located in the South part of Section 32 comprising 206.00 acres, more or less, as delineated in that certain Plat of
Survey of Westland Development Company - South Tract.	400.00
	6,364.54	TOTAL

PARTIAL RELEASE AND AMENDED

OIL & GAS LEASE

UNDER DATE of June 6th, 2000, Westland Development Co., Inc., as Lessor, delivered to SunValley Energy Corporation, as Lessee, an Oil & Gas Lease (the “Lease”) as recorded in Book A6 at Page 7854 of the Bernalillo County, New Mexico records covering certain lands located Bernalillo County, New Mexico containing 6,364.54, more or less, as described on the Exhibit “A” to said Oil & Gas Lease.

WHEREAS, it is the desire of both Westland Development Co., Inc., and SunValley Energy Corporation, to amend and modify the description and location of the lands on the Exhibit “A” to the Lease, the effect of which will be to release, relinquish, surrender and abandon certain acreage previously contained in the Lease and to add new acreage.

NOW THEREFORE, the undersigned SunValley Energy Corporation does hereby release, relinquish, surrender and abandon all of its rights, title and interest in and to the following lands described in the Lease:

Township 9 North, Range 1 East, N.M.P.M.	Relinquished Acreage Totals
Section 5: W/2	320.00
Section 6 & 7: That certain tract of land located in Sec. 6 & 7 of T-9-N, R-1-E containing 201.01 acres, more or less, being bounded now or formerly as follows: North by North line of Section 6; East by East line of Section 6 and; South by South line of Town of Atrisco Grant; and, West by lands of Viola Singletary et al.	201.01

Township 10 North, Range 1 East, N.M.P.M.
Section 3: W/2 of the South part located within the Town of Atrisco Grant.	191.44
Section 4: South part located within the Town of Atrisco Grant.	382.21
Section 5: South part located within the Town of Atrisco Grant.	380.88
Section 7: E/2	320.00
Section 18: E/2	320.00
Section 31: That certain tract of land located in the Southeast part of Sec. 31 comprising 27.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - South Tract.	27.00
Section 32: That certain tract of land located in the South part of Sec. 32 comprising 206.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - South Tract.	206.00

	2,348.54	TOTAL

The undersigned Westland Development Co., Inc., does hereby amend the Lease by agreeing to add the following described lands:

Township 10 North, Range 1 East, N.M.P.M.	Added Acreage Totals
Section 21: All	640.00
Section 22: W/2	320.00
Section 27: W/2	320.00
Section 28: All	640.00
Section 29: E/2	320.00

	2,240.00	TOTAL

AS HEREIN AMENDED, Westland Development Co., Inc. does hereby grant and lease the below described lands unto SunValley Energy Corporation in accordance with the terms and provisions of the Lease. All other terms and provisions of the Lease shall remain unchanged.

All of the following lands, except for any lands described below not quieted in that certain Quiet Title Suit No. 8-76-03865, located within the Town of Atrisco Grant, Bernalillo County, New Mexico:

Township 10 North, Range 1 East, N.M.P.M.	Acreage Totals

Section 8:	All	640.00
Section 9:	All	640.00
Section 10:	W/2	320.00
Section 15:	W/2	320.00
Section 16:	All	640.00
Section 17:	All	640.00
Section 21:	All	640.00
Section 22:	W/2	320.00
Section 27:	W/2	320.00
Section 28:	All	640.00
Section 29:	All	640.00
Section 30:	That certain tract of land located in the East part of Section 30 comprising 215.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - Northwest Tract.	215.00
Section 31:	That certain tract of land located in the Northeast part of Section 31 comprising 87.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - Northwest Tract.	87.00
Section 32:	That certain tract of land located in the North part of Section 32 comprising 194.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - Northwest Tract.	194.00

		6,256.00	TOTAL

IN WITNESS WHEREOF this instrument is executed this 15th day of June, 2001.

Westland Development Co., Inc.		SunValley Energy Corporation

/s/ Barbara Page		/s/ Phelps Anderson
By:	Barbara Page, President and CEO	By:	Phelps Anderson, President

State of New Mexico	}{
}{
County of Bernalillo	}{	CORPORATION ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this 15 day of June, 2001 by Barbara Page, President and CEO of Westland Development Co., Inc., a New Mexico corporation on behalf of said corporation.

My Commission Expires 8/5, 2001.	/s/ Linda Blair
Notary Public
[SEAL]

State of New Mexico	}{
}{
County of Chaves	}{	CORPORATION ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this 20 day of June, 2001 by Phelps Anderson, President of SunValley Energy Corporation, a New Mexico corporation on behalf of said corporation.

My Commission Expires 2/10, 2003.	/s/ Detra Reese
Notary Public
[SEAL]

Second Addendum to Correct Oil and Gas Lease

That certain Oil and Gas Lease and Addendum between Westland Development Co., Inc., a New Mexico corporation, as Lessor and SUNVALLEY ENERGY CORPORATION, a New Mexico corporation, as Lessee, dated June 6, 2000, (hereinafter called “Lease”), is amended by-adding the following provision to correct the rental provision contained in said Lease and this Second Addendum is incorporated into said Lease and made a part thereof.

Paragraph 22. Rentals is amended by adding a sub paragraph (d) that shall read as follows:

(d) The first year’s rental for the first year of this Lease commencing on June 6, 2000, shall be $1.50 per net mineral acre and shall be payable upon execution of the Lease, receipt of which is hereby acknowledged by Lessor.

Integration. This Second Addendum shall be an integral part of the above described Lease, and is merged thereto by reference.

IN WITNESS WHEREOF, the parties hereto have set their hands the 2nd day of August in the year 2000 in Albuquerque, N.M.

Lessor		Lessee

Westland Development Co., Inc. a New Mexico corporation		SunValley Energy Corporation, a New Mexico corporation

By:	/s/ Barbara Page	By:	/s/ Phelps Anderson
	Barbara Page,		Phelps Anderson, President
President and C.E.O

SECOND AMENDMENT TO

OIL AND GAS LEASE

Under date of June 6th, 2000, Westland Development Co., Inc., as Lessor, delivered to SunValley Energy Corporation, as Lessee, an Oil and Gas Lease (the “Lease”) as recorded in book A6 at Page 7854 of the Bernalillo County, New Mexico records covering certain lands located in Bernalillo County, New Mexico.

Whereas, on June 15, 2000, Westland Development Co., Inc., as Lessor, and SunValley Energy Corporation, as Lessee, executed a Partial Release and Amended Oil and Gas Lease (the “First Amendment”) by which the Lease was amended, said First Amendment was recorded on July 6, 2001 in Book A21 at page 5985 in the Records of Bernalillo County as Document 2001077632 in the Office of the County Clerk of Bernalillo County, New Mexico.

Whereas, Westland Development Co., Inc., as Lessor, and SunValley Energy Corporation, as Lessee, wish to amend the Lease and First Amendment as follows:

Paragraph 22 of the Lease is amended so that the delay rental for the fourth year shall be deferred for one year, so that the delay rentals for the fourth year of $2.50 per mineral acre and delay rentals for the fifth year of $3.00 per mineral acre, which total Five Dollars Fifty Cents ($5.50) per mineral acre shall be due and payable on or before June 6, 2004.

All other terms and provisions of the Lease as amended in the First Amendment shall remain unchanged.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

Westland Development Co., Inc.		SunValley Energy Corporation

/s/ Barbara Page		/s/ Phelps Anderson
By:	Barbara Page, President and CEO	By:	Phelps Anderson, President

State of New Mexico	}{
}{
County of Bernalillo	}{	CORPORATION ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this 3rd day of June, 2003 by Barbara Page, President and CEO of Westland Development Co., Inc., a New Mexico corporation on behalf of said corporation.

My Commission Expires May 15, 2006.	/s/ Robert S. Simon
Notary Public
[SEAL]

State of New Mexico	}{
}{
County of Chaves	}{	CORPORATION ACKNOWLEDGMENT

The foregoing instrument was acknowledged before me this 6 day of June, 2003 by Phelps Anderson, President of SunValley Energy Corporation, a New Mexico corporation on behalf of said corporation.

My Commission Expires 2/10, 2007.	/s/ Detra Reese
Notary Public
[SEAL]

THIRD AMENDMENT TO OIL AND GAS LEASE

State:	New Mexico
County:	Bernalillo
Lessor:	Westland Development Co., Inc., a New Mexico corporation, whose address is 401 Coors Blvd., N.W., Albuquerque, NM 87121
Lessee:	SunValley Energy Corporation, a New Mexico corporation, whose address is P.O. Box 1000, Roswell, NM 88202-1000
Effective Date:	November 1, 2003

WHEREAS, Lessee, named above, is the present owner of all or a portion of that certain Oil and Gas Lease, described below, dated June 6, 2000, from Lessor, named above, as recorded in Book A6, Page 7854 of the Lease Records of the Bernalillo County, New Mexico, as such Lease was amended by Partial Release and Amended Oil and Gas Lease dated June 15, 2001, as recorded in Book A21, Page 5985, amended by Second Amendment to Oil and Gas Lease dated June 3, 2003 and further subject to that certain Term Assignment of Oil and Gas Lease, by and between Lessee and Great Northern Gas Company, covering a portion of the lands described herein, dated effective March 13, 2003, as recorded in Book A53, Page 330.

Township 10 North, Range 1 East, N.M.P.M.	Acreage Totals

Section 8:	All	640.00
Section 9:	All	640.00
Section 10:	W/2	320.00
Section 15:	W/2	320.00
Section 16:	All	640.00
Section 17:	All	640.00
Section 21:	All	640.00
Section 22:	W/2	320.00
Section 27:	W/2	320.00
Section 28:	All	640.00
Section 29:	All	640.00
Section 30:	That certain tract of land located in the East part of Section 30 comprising 215.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - Northwest Tract.	215.00
Section 31:	That certain tract of land located in the Northeast part of Section 31 comprising 87.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - Northwest Tract.	87.00
Section 32:	That certain tract of land located in the North part of Section 32 comprising 194.00 acres, more or less, as delineated in that certain Plat of Survey of Westland Development Co. - Northwest Tract.	194.00

		6,256.00	TOTAL

WHEREAS, the Lease is recognized by Lessor as being in full force and effect. It is now the desire of the Lessor and Lessee to amend the Lease, insofar and only insofar as it affects the lands and rights described hereinabove, as to the particular provisions set out below.

NOW THEREFORE, for adequate consideration, Lessor and Lessee do hereby amend the Lease in the following respects:

I.	The following paragraph is hereby added to the Lease as Paragraph 29:

“29. All references in this lease to production of oil, gas, or other minerals or wells producing or capable of producing (including, but not limited to, those references in Paragraphs 2, 6, 23 and 24) shall be satisfied by production of water from a well drilled to any coal bearing sand under the lands covered by this lease for a period of time up to 36 months after commencement of the dewatering of any such well. The parties recognize that a well drilled to any such formation may require dewatering for an extended period of time prior to the actual production of gas or liquid hydrocarbons in significant quantities. Therefore, Lessee’s continued operations on a well for such purpose and production of water from such well for a period of time (not to exceed three (3) years, unless actual production of oil or gas in paying quantities is established within such period), will be deemed to be production of oil or gas in paying quantities during such period of time for all purposes of this lease.

II.	All references to a “drilling block”, as found in Paragraph 17 (b) referring to a “drilling block comprised of no more than three sections (640 acres each)” and in Paragraph 24 referring to a “three (3) section drilling block”, are in each instance amended to read, “drilling block composed of no more than 1,920 acres of contiguous land covered by the lease”. This will allow for inclusion of partial sections covered by the Lease within any such drilling block, which may cover the entire Lease held by this Lessee.

III.	The sentence defining a “Well Tract” located in Paragraph 24, is amended to read as follows:

“A ‘Well Tract’ shall consist of an acreage tract of land out of the drilling block including the well location, designated by Lessee, for each well which is capable of producing oil and/or gas, and shall contain no more than 176 acres for each gas well and no more than 44 acres for each oil well (provided that, a dewatering well drilled to any coal bearing sand under the lands will be deemed to be a gas well for this purpose).”

To the extent the amendments, set out above, vary from the provisions or terms already existing in the Lease, the amending provisions specifically supersede the provisions or terms originally contained in the Lease.

Lessor ratifies, adopts, and confirms the Lease as hereby amended. Additionally, Lessor grants, leases, and lets to Lessee; its successors and assigns, the lands described in the Lease and referred to in this Amendment for the purposes and upon the terms, conditions, and provisions contained in the Lease as hereby amended.

This Amendment shall be binding for all purposes on Lessor and Lessee, and their respective successors and assigns.

IN WITNESS WHEREOF, this Amendment is signed by Lessor and Lessee as of the date of the acknowledgment of their signatures below, but is effective for all purposes as of the Effective Date stated above.

Lessor		Lessee

Westland Development Co., Inc.		SunValley Energy Corporation

By:	/s/ Barbara Page	By:	/s/ Phelps Anderson
	Barbara Page, President and CEO		Phelps Anderson, President

ACKNOWLEDGMENTS

STATE OF NEW MEXICO	§
COUNTY OF BERNALILLO	§

The foregoing instrument was acknowledged before me on the 25 day of November, 2003, by Barbara Page, President and CEO of Westland Development Co. Inc, a New Mexico corporation, on behalf of said corporation.

/s/ Linda Blair
Notary Public, State of New Mexico

My Commission Expires: 8/5/05

[SEAL]

STATE OF NEW MEXICO	§
COUNTY OF CHAVES	§

The foregoing instrument was acknowledged before me on the 3 day of December, 2003, by Phelps Anderson, President of SunValley Energy Corporation, a New Mexico corporation, on behalf of said corporation.

/s/ Detra Reese
Notary Public, State of New Mexico

My Commission Expires: 2/10/07

[SEAL]

FOURTH AMENDMENT TO

OIL AND GAS LEASE AND OPTION AGREEMENT

This Amendment and Agreement entered into on the below specified date, by and between Westland Development Co., Inc., a New Mexico corporation, whose address is 401 Coors Boulevard, N.W., Albuquerque, New Mexico 87121 (herein called “Lessor”) and SunValley Energy Corporation, a New Mexico corporation, whose address is Post Office Box 1000, Roswell, New Mexico 88202-1000 (herein called “Lessee”).

WITNESSETH

Know all men by these presents:

A.	Lessor and Lessee entered into that certain Oil and Gas Lease dated June 6, 2000 recorded in Book A6, page 7854 in the Office of the County Clerk of Bernalillo County, New Mexico which, as amended by Partial Release and Amended Oil and Gas Lease dated June 15, 2001, recorded in Book A21, page 5985 in the office of the County Clerk of Bernalillo County, New Mexico (herein collectively called “SunValley Oil and Gas Lease”), covered lands containing a total of 6,256 acres, more or less, located in Bernalillo County, New Mexico.

B.	The SunValley Oil and Gas Lease was further amended by Second Addendum to Correct Oil and Gas Lease dated August 2, 2002, unrecorded, Second Amendment to Oil and Gas Lease dated June 3, 2003, unrecorded, which amended the said lease with respect to rental payment obligations and in certain other particulars, and Third Amendment to Oil and Gas Lease dated effective November 1, 2003, unrecorded, which added a new Paragraph 29 on the addendum to said lease and amended Paragraphs 17(b) and 24 on said addendum in certain particulars.

C.	Lessor and Lessee now desire to enter into this fourth amendment and option agreement to further amend the SunValley Oil and Gas Lease and for Lessor to grant to Lessee an option to commit to the SunValley Oil and Gas Lease certain unleased lands owned by Lessor in the fashion provided in Paragraph 2 below.

NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, Lessor and Lessee agree as follows:

1.	The SunValley Oil and Gas Lease, as amended as aforesaid, is further amended as follows:

(a)	Paragraph 2 is amended by replacing the words “Five (5) years” with the words “Eight (8) years” so that the primary term of said lease will now continue until June 6, 2008, rather than June 6, 2005.

(b)	Upon execution of this amendment and agreement, Lessee shall pay to Lessor cash consideration of $100.00 which shall serve as delay rental under said lease for the sixth year ending June 6, 2006. Delay rentals for each of the seventh and eighth lease years shall be five dollars ($5.00) per year per net mineral acre, due and payable and commencing one year from June 6, 2005 and two years from said date, respectively. The above provisions pertaining to delay rental payments for the sixth, seventh and eighth lease years shall be deemed an amendment to Paragraph 22 on the addendum to the SunValley Oil and Gas Lease, but the remaining provisions of Paragraph 22 pertaining to payment of delay rentals where Lessee has elected a drilling block, shall not be deemed to be amended.

2.	Lessor hereby grants to Lessee an option, for a period extending until June 6, 2008, to lease Lessor’s unleased mineral interest in the following described lands situated in Bernalillo County, New Mexico, to wit:

Township 10 North, Range 1 East, N.M.P.M.

Section 3: W 1/2 of South part within the Town of Atrisco Grant

Section 4: South part within Town of Atrisco Grant

Section 5: South part within Town of Atrisco Grant

containing 954.53 acres, more or less.

Said option shall be exercised in accordance with the provisions of that certain unrecorded letter agreement of even date herewith between Lessor and Lessee. If Lessee exercises said option, Lessor and Lessee shall execute and record an amendment to the SunValley Oil and Gas Lease adding said lands as a part of the lease premises covered by said lease.

3.

Lessor hereby ratifies, adopts and confirms the SunValley Oil and Gas Lease, as previously amended and as further amended hereby, and does hereby lease, let and demise the lease premises covered by said lease to SunValley Energy Corporation, its successors and assigns, subject to and under all of the terms and provisions of the SunValley Oil and Gas Lease, as previously amended and as further amended hereby. For purposes, hereof, the assigns of SunValley Energy Corporation shall include Great Northern Gas Company under that certain Term Assignment of Oil and Gas Lease dated March 13, 2003, recorded in Book A53, page 330, from SunValley Energy Corporation to Great Northern Gas Company, as the same may be amended and extended, covering portions of the lease premises contained in the SunValley Oil and Gas Lease described therein.

Executed and effective this 3rd day of May, 2005.

LESSOR

WESTLAND DEVELOPMENT CO., INC.

By	/s/ Barbara Page
Barbara Page, President and CEO

STATE OF NEW MEXICO	)
	)	ss.
COUNTY OF BERNALILLO	)

The foregoing instrument was acknowledged before me on the 4th day of May, 2005, by Barbara Page, President and CEO of Westland Development Co., Inc., a New Mexico corporation, on behalf of said corporation.

/s/ Robert S. Simon
Notary Public

My Commission Expires: May 15, 2006.

[SEAL]

LESSEE

SUNVALLEY ENERGY CORPORATION

By	/s/ Phelps Anderson
Phelps Anderson, President

STATE OF NEW MEXICO	)
	)	ss.
COUNTY OF CHAVES	)

The foregoing instrument was acknowledged before me on the 3 day of May, 2005, by Phelps Anderson, President of SunValley Energy Corporation, a New Mexico corporation, on behalf of said corporation.

/s/ Detra Reese
Notary Public

My Commission Expires: 2/10/07

[SEAL]	[SEAL]

EXHIBIT A

Township 10 North, Range 1 East, N.M.P.M.

Section 3:	W 1/2 of South part within the Town of Atrisco Grant

Section 4:	South part within Town of Atrisco Grant

Section 5:	South part within Town of Atrisco Grant

FIFTH AMENDMENT TO

OIL AND GAS LEASE

This Fifth Amendment entered into on the below specified date, by and between Westland Development Co., Inc., a New Mexico corporation, whose address is 401 Coors Boulevard, N.W., Albuquerque, New Mexico 87121 (herein called “Lessor”) and SunValley Energy Corporation, a New Mexico corporation, whose address is Post Office Box 1000, Roswell, New Mexico 88202-1000 (herein called “Lessee”).

WITNESSETH

Know all men by these presents:

A.	Lessor and Lessee entered into that certain Oil and Gas Lease dated June 6, 2000 recorded in Book A6, page 7854 in the Office of the County Clerk of Bernalillo County, New Mexico which, as amended by Partial Release and Amended Oil and Gas Lease dated June 15, 2001, recorded in Book A21, page 5985 in the office of the County Clerk of Bernalillo County, New Mexico (herein collectively called “SunValley Oil and Gas Lease”), covered lands containing a total of 6,256 acres, more or less, located in Bernalillo County, New Mexico.

B.	The SunValley Oil and Gas Lease was further amended by Second Addendum to Correct Oil and Gas Lease dated August 2, 2002, currently unrecorded, Second Amendment to Oil and Gas Lease dated June 3, 2003, currently unrecorded, which amended the said lease with respect to rental payment obligations and in certain other particulars, Third Amendment to Oil and Gas Lease dated effective November 1, 2003, currently unrecorded; which added a new Paragraph 29 on the addendum to said lease and amended Paragraphs 17(b) and 24 on said addendum in certain particulars, and Fourth Amendment to Oil and Gas Lease and Option Agreement dated and effective May 3, 2005, currently unrecorded, which amended said lease in certain particulars and in Paragraph 2 thereof, granted Lessee the option for a period extending until June 6, 2008 to lease lessor’s unleased mineral interest in 954.53 acres or less, in Bernalillo County, New Mexico described in Paragraph 1 below.

C.	Lessor and Lessee now desire to enter into this fifth amendment to further amend the SunValley Oil and Gas Lease to reflect that lessee has exercised the option granted in Paragraph 2 in the above described Fourth Amendment to Oil and Gas Lease and Option Agreement to add the lands described therein to the lease premises currently covered by the SunValley Oil and Gas Lease.

NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, Lessor and Lessee agree as follows:

1.	The SunValley Oil and Gas Lease, as amended as aforesaid, is further amended by adding the following described lands situated in Bernalillo County, New Mexico, to wit:

Township 10 North, Range 1 East, N.M.P.M.

Section 3: W 1/2 of South part within the Town of Atrisco Grant

Section 4: South part within Town of Atrisco Grant

Section 5: South part within Town of Atrisco Grant

containing 954.53 acres, more or less, to the description of the lease premises covered by said lease. Lessor and lessee affirm that said option has been executed in accordance with the provisions of that certain unrecorded Letter Agreement dated May 3, 2005 between the parties hereto. This amendment shall be effective as of date of execution by the parties hereto.

2.	Lessor hereby ratifies, adopts and confirms the SunValley Oil and Gas Lease, as previously amended and as further amended hereby, and does hereby lease, let and demise the lease premises covered by said lease, including the option lands described in Paragraph 1 above, to SunValley Energy Corporation, its successors and assigns, subject to and under all of the terms and provisions of the SunValley Oil and Gas Lease, as previously amended and as further amended hereby.

3.	Lessor specifically gives its consent to Lessee to make a partial assignment of the SunValley Oil and Gas Lease, as amended through this fifth amendment, to Sierra Oil & Gas, Inc., Rally Exploration, Inc., KHL, Inc. and Tecton Energy, LLC.

Executed and effective this                  day of April, 2006.

LESSOR

WESTLAND DEVELOPMENT CO., INC.

By	/s/ Barbara Page
Barbara Page, President and CEO

STATE OF NEW MEXICO	)
) ss.
COUNTY OF BERNALILLO	)

The foregoing instrument was acknowledged before me on the 21st day of April, 2006, by Barbara Page, President and CEO of Westland Development Co., Inc., a New Mexico corporation, on behalf of said corporation.

/s/ Robert S. Simon
Notary Public

My Commission Expires: May 15, 2006.

[SEAL]

LESSEE

SUNVALLEY ENERGY CORPORATION

By	/s/ Phelps Anderson
Phelps Anderson, President

STATE OF NEW MEXICO	)
) ss.
COUNTY OF CHAVES	)

The foregoing instrument was acknowledged before me on the 11th day of April, 2006, by Phelps Anderson, President of SunValley Energy Corporation, a New Mexico corporation, on behalf of said corporation.

Notary Public

My Commission Expires: 9/5/06.